                                                                     EXHIBIT 2.1


         AMENDMENT TO INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

         This AMENDMENT ("Amendment") is made and entered into as of July 6, 2000 and amends that certain INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (the "Agreement"), dated as of December 7, 1999, by and among Daisytek International Corporation, a Delaware corporation ("Daisytek International"), Daisytek, Incorporated, a Delaware corporation and a wholly-owned subsidiary of Daisytek International ("Daisytek"), and PFSweb, Inc., a Delaware corporation and a wholly-owned subsidiary of Daisytek ("PFSweb"). Certain capitalized terms used herein are defined in Section 1 of the Agreement, as amended herein.

                                    RECITALS

         WHEREAS, in connection with the consummation of the Distribution the parties hereto have agreed to amend and restate certain provisions of the Agreement;

         NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         I. Amendment and Restatement. The following Sections of the Agreement are amended and restated as follows:

         (a) The following definitions are added, amended or restated as follows:

         "Daisytek Employee" means an individual employed by Daisytek or any Daisytek Affiliate prior to the Distribution Date and who thereafter remains employed by Daisytek or any Daisytek Affiliate as of the Distribution Date.

         "Daisytek Option" means an option to purchase shares of Daisytek Common Stock issued under any stock option plan of Daisytek International or otherwise.

         "Replacement Option" means an option, including an Unstapled Option, to purchase shares of Daisytek Common Stock and/or PFSweb Common Stock issued by Daisytek International and/or PFSweb pursuant to Section 2.10 below.

         "Unstapled Option" means an option to purchase shares of both Daisytek Common Stock and PFSweb Common Stock (which may be exercised separately) issued by Daisytek International and PFSweb pursuant to Section 2.10 below.

         (b) Section 2.9 of the Agreement is amended and restated to read as follows:

         2.9. Fractional Shares. On or as soon as practicable after the Distribution Date, Daisytek International shall direct the Daisytek Transfer Agent to determine the number of whole shares and fractional shares of PFSweb Common Stock allocable to each holder of record or beneficial owner of Daisytek Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Daisytek International and the Daisytek Transfer Agent may aggregate the shares of Daisytek Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

         (c) Section 2.10 of the Agreement is amended and restated as follows:

         2.10. Replacement of Daisytek Options. As of the Distribution Date, each outstanding Daisytek Option shall be adjusted and replaced as follows:

         (a) Daisytek Options held by PFSweb Employees will be adjusted and replaced with either (at the holder's election, in accordance with such election procedures as shall be established by PFSweb) options to acquire shares of PFSweb Common Stock and/or Unstapled Options. Daisytek Options held by Daisytek Employees will be adjusted and replaced with either (at the holder's election, in accordance with such election procedures as shall be established by Daisytek International) options to acquire shares of Daisytek Common Stock and/or Unstapled Options.

         (b) All Replacement Options will comply with a formula designed to ensure that: (1) the aggregate "intrinsic value" (i.e. the difference between the exercise price of the option and the market price of the common stock underlying the option) of the Replacement Options will not exceed the aggregate intrinsic value of the outstanding Daisytek Option which is replaced by such Replacement Option immediately prior to the Distribution, and (2) the ratio of the exercise price of each outstanding Daisytek Option and Replacement Option, respectively, to the market value of the applicable underlying stock immediately before and after the Distribution is preserved.

         (c) Substantially all of the other terms and conditions of each Replacement Option, including the time or times when, and the manner in which, each option will be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that will apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee's right to accelerate the vesting or the time or exercise thereof and the vesting provisions, will be the same as those of the replaced Daisytek Option, except that option holders who are employed by one company will be permitted to exercise, and will be subject to all of the terms and provisions of, options to acquire shares in the other company as if such holder was an employee of such other company.

         (d) Following the Distribution Date each of Daisytek International and PFSweb shall take all corporate action and make all required filings under applicable state Blue Sky laws and the Securities Act to register or qualify the Replacement Options issued by it and/or the underlying shares thereof so that the shares acquired upon exercise thereof are freely tradable under the

Securities Act, except for shares acquired by affiliates (as defined in the Securities Act), and each applicable state's Blue Sky laws.

         (e) As soon as practicable following the Distribution Date, Daisytek International and PFSweb shall jointly prepare a schedule of all Replacement Options which shall be deemed issued and outstanding as of the Distribution Date for all purposes.

         II. Ratification of Distribution. Each of the parties hereto ratify and confirm the Distribution and acknowledge that all of the conditions precedent thereto are, as of the date hereof, satisfied and/or waived.

         III. No Further Changes. Except as otherwise set forth herein, all of the terms and provisions of the Agreement remain in full force and effect in accordance with the terms of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date and year first written above.

                            DAISYTEK INTERNATIONAL CORPORATION

                            By: /s/ James R. Powell
                                    Name:  James R. Powell
                                    Title: President and Chief Executive Officer

                            DAISYTEK, INCORPORATED

                            By: /s/ James R. Powell
                                    Name: James R. Powell
                                    Title:  President

                            PFSWEB, INC.

                            By: /s/ Mark C. Layton
                                    Name: Mark C. Layton
                                    Title: President and Chief Executive Officer


                                       3